CONFIDENTIAL

AMENDMENT 4

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of May 6, 2020 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement by and between ALPS and the Trust dated as of April 11, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	USCF ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		USCF ETF TRUST

By:	/s/ Bradley J. Swenson	By:	/s/ John P. Love
Name:	Bradley J. Swenson	Name:	John P. Love
Title:	President, Director & Chief Operating Officer	Title:	President

Distribution Agreement Amendment 4

Schedule A to this Amendment

Amendments

Effective as of Effective Date, the Existing Agreement is amended as follows:

1.	The current Appendix A (List of Funds) to Exhibit 1 of the Agreement shall be deleted in its entirety and replaced with a new Appendix A (List of Funds) to Exhibit 1 set forth below:

APPENDIX A

LIST OF FUNDS

USCF Contango-Killer Natural Gas Fund (No K-1)

USCF Contango-Killer Oil Fund (No K-1)

USCF SummerHaven SHPEI Index Fund

USCF SummerHaven Dynamic Commodity Strategy No K-1 Fund

USCF Energy Strategy Absolute Return Fund

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.